Exhibit 23


                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Unigene Laboratories, Inc.:



We consent to incorporation by reference in the Registration Statements (No. 33-18890 and the Registration Statement filed March 22, 1996) on Form S-8 of Unigene Laboratories, Inc. of our report dated March 22, 1996, relating to the balance sheets of Unigene Laboratories, Inc. as of December 31, 1995 and 1994, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, which report appears in the December 31, 1995 annual report on Form 10-K of Unigene Laboratories, Inc.

Our report dated March 22, 1996 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                              KPMG Peat Marwick LLP

New York, New York
March 28, 1996